EXHIBIT (d)(2)(K)

Paid-Up Life Insurance Benefit Endorsement

THE  UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Cincinnati,  Ohio

PAID-UP  LIFE  INSURANCE  BENEFIT ENDORSEMENT

BENEFIT. The  benefit  under  this  endorsement will  keep  your  policy  from  lapsing  when  you  have  a  large  policy  loan outstanding. When  the  conditions  specified  below are met  you  can  invoke  this  benefit,  which  will  provide  paid-up  life insurance,  even  if  the  policy  would  otherwise  lapse  if  you  did  not  invoke  this  benefit.

We  will  deduct  3.5%  of  the  account  value  on  the  date  you  invoke  this  benefit. The  amount  of  paid-up  life  insurance provided  by  this  benefit  equals  105%  of  the  following:

(1)   the  account  value  on  the  date  you  invoke  this  benefit;  less

(2)   the  3.5%  deduction.

On the  date  you  invoke  this  benefit,  the  amount  of  paid-up  life  insurance  provided  above  will  become  the  specified amount  under  your  policy.

After  you  invoke  this  benefit,  the  death  benefit  under  your  policy  will  be  the  greatest  of:

(1)   the  specified  amount  on  the  date  of  death  less  any  outstanding  balance  on  your  policy  loan(s);  or

(2)   the  account  value  on  the  date  of  death,  multiplied  by  the  appropriate  value  from  the  Federal  Tax  Guidelines Endorsement  included  with  your  policy  less  any  outstanding  balance  on  your  policy  loan(s);  or

(3)   the  loan  balance  on  the  date  of  death,  multiplied  by  the  appropriate  value  from  the  Federal  Tax  Guidelines Endorsement  included  with  your  policy  less  any  outstanding  balance  on  your  policy  loan(s).

CONDITIONS.  The  benefit  can  be  invoked  only  if  the  following  requirements  are  met:

(1)   you  are  age  75  or  older;  and

(2)   the  policy  is in  its  11th  policy  year  or  later;  and

(3)   the  outstanding  balance  of  your  policy  loan(s)  is  more  than  92.5%,  but  less  than  96%  of  the  account  value. If  the  outstanding  balance  of  your  policy  loan(s)  is  greater  than  96%  of  your  account  value,  you  can  repay the  portion  of  your  loan  required  to bring  the  balance  within  the  range  of  92.5%  and  96%  of  your  account value;  and

(4)   the  outstanding  balance  of  your  policy  loan(s)  is  more  than  the  specified  amount;  and

(5)   the  policy  must  have  been  issued  under  the  Federal  Tax  Guideline  Premium  Test.

The  following  changes  will  apply  to  your  policy  after you  invoke  this  benefit:

(1)   we  will not  allow  changes  in  the  specified  amount  or  death  benefit  option;  and

(2)   we  will not  accept  any  additional  premium;  and

(3)   we  will not  allow  partial  surrenders  or  additional  loans;  and

(4)   monthly  deductions  will  be  discontinued;  and

(5)   all amounts  not  allocated  to the  loan  account  must  be  allocated  to  the  guaranteed  account.

TAXATION. We  do  not  warrant  any  tax  effect  from  this  benefit.   You  should  consult  your  personal tax adviser  before invoking  this  benefit.

In  all  other  respects,  this  policy  remains  unchanged.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President